Filed Pursuant to Rule 433

Registration No. 333-202524

March 6, 2017

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Stock Linked Underlying Supplement dated March 5, 2015)

Linked to the Common Stock of QUALCOMM, Inc.

►	Quarterly contingent coupon payments at a rate of [1.8125% - 2.00%] (equivalent to [7.25-8.00]% per annum) (to be determined on the Pricing Date), payable if the closing price of the Reference Asset on the applicable coupon observation date is greater than or equal to 70.00% of the Initial Price

►	Callable quarterly at the principal amount plus the applicable contingent coupon on or after September 8, 2017 if the closing price of the Reference Asset is at or above the Initial Price on any call observation date.

►	If the Notes are not called and the official closing price of the Reference Asset is less than its barrier price of -30.00% on any scheduled trading day during the observation period (that is, if a trigger event occurs), (i) you will receive your principal amount if the final return of the Reference Asset is greater than or equal to zero or (ii) you will lose 1% of the principal amount for each 1% that the final return of the Reference Asset is less than zero, and in such case, you will receive shares of the Reference Asset at maturity; you will have full exposure to declines in the Reference Asset, and you will lose all or a portion of your principal amount.

►	Approximately 15 month maturity

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $935.00 and $985.50 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% and referral fees of up to 0.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 2.25% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per Note
Term	15 months
Reference Asset	The common stock of QUALCOMM, Inc. (NASDAQ symbol: QCOM)
Call Feature	The Notes will be automatically called if the Official Closing Price of the Reference Asset is at or above its Initial Price on any Call Observation Date on or after September 8, 2017.[2] In that case, you will receive a payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date.[3]
Contingent Coupon Rate	[1.8125% - 2.00%] (equivalent to [7.25-8.00]% per annum) (to be determined on the Pricing Date)
Contingent Coupon

If the Official Closing Price of the Reference Asset is greater than or equal to the Coupon Trigger on a Coupon Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of the Reference Asset is less than the Coupon Trigger on a Coupon Observation Date: the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

Coupon Trigger	70.00% of the Initial Price
Barrier Price	70.00% of the Initial Price
Trigger Event:	A Trigger Event occurs if the Official Closing Price of the Reference Asset is below the Trigger Price on any scheduled trading day during the Observation Period.
Observation Period	The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods” in the accompanying Stock-Linked Underlying Supplement.
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a payment on the Maturity Date, calculated as follows:

■ If a Trigger Event does not occur or if the Final Price is greater than or equal to the Initial Price, a cash payment of $1,000.

■ If a Trigger Event occurs and the Final Price of the Reference Asset is less below the Initial Price:

The Physical Delivery Amount in shares of the Reference Asset.
If a Trigger Event occurs and the Final Price of the Reference Asset is below the Initial Price, you will be exposed to the downside performance of the Reference Asset on a 1-to-1 basis and may lose up to 100% of the Principal Amount at maturity.

Physical Delivery Amount	A number of shares of the Reference Asset calculated by dividing $1,000 by the Initial Price of the Reference Asset. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Reference Asset.
Final Return	Final Price – Initial Price Initial Price
Trade Date	March 8, 2017
Pricing Date	March 8, 2017
Original Issue Date	March 13, 2017
Final Valuation Date	June 8, 2018
Maturity Date	June 13, 2018
CUSIP/ISIN	40435H 699 / US40435H6999

(1) As more fully described beginning on page FWP-4.

(2) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement.

(3) See page FWP-4 for Coupon Observation Dates and Coupon Payment Dates.

The Notes

The Notes may be suitable for investors who believe that the price of the Reference Asset will not decrease significantly over the term of the Notes. So long as the Official Closing Price of the Reference Asset on a Coupon Observation Date is greater than or equal to the Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of the Reference Asset is at or above the Initial Price on any Coupon Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not automatically called and a Trigger Event has not occurred during the Observation Period, or if the Final Price is greater than or equal to the Initial Price, you will receive a Payment at Maturity equal to the Principal Amount of the Notes plus the final Contingent Coupon.

If the Notes are not automatically called and a Trigger Event has occurred: if the Final Price of the Reference Asset is below the Initial Price, you will lose 1% of your principal for every 1% decline in price of the Reference Asset, to be paid out in shares of the Reference Asset.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called, whether the Official Closing Price of the Reference Asset on a Coupon Observation Date is greater than or equal to the Coupon Trigger, whether a Trigger Event has occurred, and whether the Final Price is below the Initial Price. If your Notes are not automatically called and a Trigger Event occurs, you will lose some or all of your Principal Amount at maturity if the Final Price is less than the Initial Price. Even if you are paid every Contingent Coupon, your yield on an investment in the Notes may be negative.

If the a Trigger Event occurs and the Final Price is below the Initial Price, you will be paid out in shares of the Reference Asset, and any fractional share amounts will be paid out in cash, which will be determined by multiplying the number of fractional shares by the Final Price of the Reference Asset. Due to price fluctuations of the Reference Asset between the Final Valuation Date and the Maturity Date, the combined value of those shares and any such cash payments at maturity may not be equal to the exact Final Return on the Notes.

Information about the Reference Asset

QUALCOMM, Inc. manufactures digital wireless communications equipment. The company licenses its code division multiple access (CDMA) and orthogonal frequency division multiplexing access intellectual property to other companies, and produces CDMA-based integrated circuits, and produces equipment and software used to track workers and assets, and software for wireless content enablement.

The graph above illustrates the performance of the Reference Asset from January 1, 2008 through March 1, 2017. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Information Relating to the Reference Asset” below. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Autocallable Contingent Income Barrier Notes

This free writing prospectus relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the common stock of QUALCOMM, Inc. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The common stock of QUALCOMM, Inc. (NASDAQ symbol: QCOM)
Trade Date:	March 8, 2017
Pricing Date:	March 8, 2017
Original Issue Date:	March 13, 2017
Final Valuation Date:	June 8, 2018, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be June 13, 2018. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	If the Official Closing Price of the Reference Asset is at or above the Initial Price on any Coupon Observation Date, the Notes will be automatically called, and you will receive the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Call Observation Dates:	September 8, 2017, December 8, 2017, March 8, 2018 and the Final Valuation Date, each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Coupon Observation Dates:	June 8, 2017, September 8, 2017, December 8, 2017, March 8, 2018 and the Final Valuation Date, each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Coupon Payment Dates:	June 13, 2017, September 13, 2017, December 13, 2017, March 13, 2018 and the Maturity Date, each subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Payment Dates:	September 13, 2017, December 13, 2017, March 13, 2018 and the Maturity Date, each subject to postponement as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Contingent Coupon Rate	[1.8125 - 2.00]% per quarter (equivalent to [7.25-8.00]% per annum) (to be determined on the Pricing Date)
Contingent Coupon:

If the Official Closing Price of the Reference Asset is greater than or equal to the Coupon Trigger on any Coupon Observation Date, you will receive the Contingent Coupon of [1.8125-2.00]% per $1,000 (to be determined on the Pricing Date) in Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Price of the Reference Asset is less than the Coupon Trigger on a Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon Payments over the term of the Notes.

Coupon Trigger:	70.00% of the Initial Price.

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Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value plus the final coupon payment.
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a payment on the Maturity Date, calculated as follows:

■ If a Trigger Event does not occur or if the Final Return is greater than or equal to zero, a cash payment of $1,000

■ If a Trigger Event occurs and the Final Return is less than zero:

The Physical Delivery Amount in shares of the Reference Asset.

If a Trigger Event occurs and the Final Return is less than zero, you will be exposed to the downside performance of the Reference Asset on a 1-to-1 basis and may lose up to 100% of the Principal Amount at maturity.

Physical Delivery Amount:	A number of shares of the Reference Asset calculated by dividing $1,000 by the Initial Price of the Reference Asset. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Reference Asset. The Physical Delivery Amount is subject to adjustment as described under “Additional Terms of the Notes―Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Trigger Event:	A Trigger Event occurs if the Official Closing Price of the Reference Asset is below the Barrier Price on any scheduled trading day during the Observation Period.
Barrier Price:	70% of the Initial Price.
Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods” in the accompanying Stock Linked Underlying Supplement.
Final Return:	The quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	The Official Closing Price on the Pricing Date.
Final Price:	The Official Closing Price on the Final Valuation Date.
Official Closing Price:	The closing price of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the value displayed on the Bloomberg Professional® service page“QCOM UQ <EQUITY>”, any successor page on the Bloomberg Professional® service or any successor service, as applicable, subject to adjustment as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
CUSIP/ISIN:	40435H 699 / US40435H6999
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment in the Reference Asset or as to the suitability of an investment in the Notes

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of the Reference Asset is at or above the Initial Price on any Call Observation Date. If the Notes are automatically called, investors will receive on the corresponding Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount, together with the applicable Contingent Coupon.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of the Reference Asset on the applicable Coupon Observation Date is greater than or equal to the Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate will be [7.25-8.00]% per annum ($[18.125 - 2.00] per $1,000 in Principal Amount per quarter, if payable) (to be determined on the Pricing Date).

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 in Principal Amount, you will receive payment equal to the Final Settlement Value (plus the final coupon payment, if payable) determined as follows:

▶	If a Trigger Event does not occur or if the Final Return is greater than or equal to zero, a cash payment of $1,000.

▶	If a Trigger Event occurs and the Final Return is less than zero, the Physical Delivery Amount in shares of the Reference Asset.

If a Trigger Event occurs and the Final Return is less than zero, you will be exposed to the downside performance of the Reference Asset on a 1-to-1 basis and may lose up to 100% of the Principal Amount at maturity.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Observation Period

The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods” in the accompanying Stock-Linked Underlying Supplement.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶   You believe that the Official Closing Price of the Reference Asset will be at or above the Coupon Trigger on each Coupon Observation Date, and the Final Price of the Reference Asset will be at or above the Barrier Price.

▶   You seek a quarterly Contingent Coupon, based on the performance of the Reference Asset, that will be paid at the Contingent Coupon Rate of [7.25-8.00]% per annum (to be determined on the Pricing Date) if the Official Closing Price of the Reference Asset is greater than or equal to the Coupon Trigger on the applicable Coupon Observation Date.

▶   You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶   You are willing to receive shares of the Reference Asset as payment on the Notes if a Trigger Event occurs and the Final Price is below the Initial Price.

▶   You are willing to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if a Trigger Event occurs and the Final Price is below the Initial Price.

▶   You are willing to lose up to 100% of the Principal Amount.

▶   You are willing to hold Notes that will be automatically called on any Call Observation Date beginning on September 8, 2017 on which the Official Closing Price of the Reference Asset is at or above the Initial Price, or you are otherwise willing to hold the Notes to maturity.

▶   You are willing to forgo guaranteed interest payments on the Notes, and dividends or other distributions paid on the Reference Asset.

▶   You do not seek an investment for which there will be an active secondary market.

▶   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶   You believe that the Official Closing Price of the Reference Asset will be below the Coupon Trigger on each Coupon Observation Date, including the Final Valuation Date, or the Final Price of the Reference Asset will be below the Barrier Price.

▶   You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶   You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

▶   You are unwilling to receive shares of the Reference Asset as payment on the Notes if a Trigger Event occurs and the Final Price is below the Initial Price.

▶   You are unwilling to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if a Trigger Event occurs and the Final Price is below the Initial Price.

▶   You seek an investment that provides full return of principal at maturity.

▶   You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date beginning on September 8, 2017 on which the Official Closing Price of the Reference Asset is at or above the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶   You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Reference Asset.

▶   You seek an investment for which there will be an active secondary market.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the Reference Asset. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Reference Assets” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that if the Notes are not automatically called and the Final Price of the Reference Asset is less than the Barrier Price, we will pay you in shares of the Reference Asset. In that case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Final return is less than -30%. You may lose up to 100% of your investment at maturity.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the Reference Asset on a Coupon Observation Date is less than the Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Price of the Reference Asset is less than the Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the price of the Reference Asset.

For each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Price of the Reference Asset is equal to or greater than the Barrier Price, regardless of any appreciation in the price of the Reference Asset, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payments to be made on the Notes, including any Contingent Coupon and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The protection provided by the Barrier Price may terminate at any time during the Observation Period.

If a Trigger Event has not occurred, you will receive at least the principal amount at maturity, even if the Final Price is less than the Initial Price. However, if a Trigger Event occurs at any time on any scheduled trading day during the Observation Period and the Final Price is less than the Initial Price, you will lose 1% of your principal amount for every 1% that the Final Price is less than the Initial Price.

If the Physical Delivery Amount will be paid on the Notes, you will be subject to the price fluctuation of the Reference Asset after the Final Valuation Date.

If the Final Price of the Reference Asset is less than the Barrier Price, we will deliver to you at maturity the Physical Delivery Amount in shares of the Reference Asset. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Reference Asset or that there will be liquidity in that trading market.

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The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you may receive coupon payments could be as little as 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the price of the Reference Asset at any time other than the Coupon Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Reference Asset on the Coupon Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Asset is greater than or equal to the Coupon Trigger during the term of the Notes other than on a Coupon Observation Date but then decreases on that Coupon Observation Date to a price that is less than the Coupon Trigger, the Contingent Coupon will

FWP-9

not be payable for that Coupon Observation Date. Similarly, if the Notes are not called, and a Trigger Event has occurred during the Observation Period, even if the price of the Reference Asset is greater than or equal to the Initial Price during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual prices of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the price on the Coupon Observation Dates, whether each Contingent Coupon will be payable and if a Trigger Event has occurred, the Payment at Maturity will be based on the Official Closing Prices of the Reference Asset on the applicable Coupon Observation Dates.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to the Initial Price. We cannot predict the Official Closing Price of the Reference Asset on any scheduled trading date, including any Call Observation Dates, Coupon Observation Dates or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the Notes.

The table and examples below illustrate how the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of the Reference Asset, and have been rounded for ease of analysis. These examples do not reflect any potential Contingent Coupon payments on the Notes. You should consider carefully whether the Notes are suitable to your investment goals. The potential returns described here assume that the Notes have not been automatically called prior to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Price of the Reference Asset:	$100.00(1)
▶ Hypothetical Barrier Price:	$70.00, which is 70.00% of the Initial Price

(1) The hypothetical Initial Price of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual expected Initial Price. The actual Initial Price of the Reference Asset will be set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

Trigger Event Does Not Occur[1]			Trigger Event Occurs[2]
Final Return	Hypothetical Final Settlement Value	Hypothetical Final Settlement Amount as a Percentage of the Principal Amount	Hypothetical Final Settlement Value[3]	Hypothetical Final Settlement Amount as of Percentage of the Principal Amount
100.00%	$1,000	100%	$1,000	100%
90.00%	$1,000	100%	$1,000	100%
80.00%	$1,000	100%	$1,000	100%
70.00%	$1,000	100%	$1,000	100%
60.00%	$1,000	100%	$1,000	100%
50.00%	$1,000	100%	$1,000	100%
40.00%	$1,000	100%	$1,000	100%
30.00%	$1,000	100%	$1,000	100%
20.00%	$1,000	100%	$1,000	100%
10.00%	$1,000	100%	$1,000	100%
0.00%	$1,000	100%	$1,000	100%
-10.00%	$1,000	100%	$900	90%
-20.00%	$1,000	100%	$800	80%
-30.00%	$1,000	100%	$700	70%
-40.00%	N/A	N/A	$600	60%
-50.00%	N/A	N/A	$500	50%
-60.00%	N/A	N/A	$400	40%
-70.00%	N/A	N/A	$300	30%
-80.00%	N/A	N/A	$200	20%
-90.00%	N/A	N/A	$100	10%
-100.00%	N/A	N/A	$0	0%

1 The Official Closing Price of the Reference Asset never falls below its respective Barrier Price on any trading day during the Observation Period.

2 The Official Closing Price of the Reference Asset falls below the Barrier Price on at least one trading day during the Observation Period.

3 If the Final Price is below the Initial Price, you will be paid out in shares of the Reference Asset equal to the Physical Delivery Amount, and any fractional share amounts will be paid out in cash. Due to price fluctuations of the Reference Asset between the Final Valuation Date and the Maturity Date, the combined value of those shares and any such cash payments at maturity may be less than the return represented by the Final Return.

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether a Trigger Event occurs and, if so, the Final Return of the Reference Asset. You should not take these examples as an indication of potential payments. It is not possible to predict if a Trigger Event will occur and, if so, whether and to what extent the Final Return of the Reference Asset will be less than zero.

FWP-11

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether a Trigger Event occurs and, if so, the Final Return of the Reference Asset. You should not take these examples as an indication of potential payments. It is not possible to predict if a Trigger Event will occur and, if so, whether and to what extent the Final Return of the Reference Asset will be less than zero.

Example 1— The Notes are not called, a Trigger Event does not occur and the Final Price is above the Initial Price.

Initial Price	Final Price
$100.00	$105 (105.00% of Initial Price)

Final Return of the Reference Asset:	105.00%
Final Settlement Value:	$1,019.06

Because a Trigger Event does not occur during the Observation Period, you will receive $1,000 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Payment at Maturity = $1,000 + $19.06 = $1,019.06

Example 2— The Notes are not called, a Trigger Event does not occur and the Final Price is below the Initial Price.

Initial Price	Final Price
$100.00	$80 (80.00% of Initial Price)

Final Return of the Reference Asset:	80%
Final Settlement Value:	$1,019.06

Even though the Final Price is below the Initial Price, because a Trigger Event does not occur during the Observation Period, you will receive $1,000 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Payment at Maturity = $1,000 + $19.06 = $1,019.06

Example 3— The Notes are not called, a Trigger Event occurs, and the Final Price of the Reference Asset is greater than the Initial Price.

Initial Price	Final Price
$100.00	$105 (105.00% of Initial Price)

Final Return of the Reference Asset:	105.00%
Final Settlement Value:	$1,019.06

Even though a Trigger Event occurs, because the Final Price of the Reference Asset is greater than or equal to the Initial Price, you will receive $1,000 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Payment at Maturity = $1,000 + $19.06 = $1,019.06

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Example 4: The Notes are not called, the Official Closing Price of the Reference Asset falls below its Barrier Price during the Observation Period, therefore a Trigger Event occurs. Additionally, the Final Price is below the Initial Price.

Initial Price	Lowest Official Closing Price During the Observation Period	Final Price
$100	$55.00 (55.00% of Initial Price)	$60.00 (60.00% of Initial Price)

Because a Trigger Event occurred and the Final Price of the Reference Asset is less than the Barrier Price, you will receive shares of the Reference Asset, calculated as follows:

10 X $40.00 = $400.00

If the Notes are not called, a Trigger Even occurs and the Final Price of the Reference Asset is less than the Initial Price, you will be exposed to any decrease in the price of the Reference Asset on a 1:1 basis and could lose up to 100% of your principal at maturity.

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INFORMATION RELATING TO THE REFERENCE ASSET

Description of QUALCOMM, Inc.

QUALCOMM, Inc. manufactures digital wireless communications equipment. The company licenses its code division multiple access (CDMA) and orthogonal frequency division multiplexing access intellectual property to other companies, and produces CDMA-based integrated circuits, and produces equipment and software used to track workers and assets, and software for wireless content enablement. Information filed by the issuer with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19528 or its CIK Code: 0000804328.

Historical Performance

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices, on the relevant exchange, of the Reference Asset for each quarter in the period from January 2, 2008 through March 1, 2017. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny.				The graph below illustrates the daily performance of the Reference Asset from January 2, 2008 through March 1, 2017 based on information from the Bloomberg Professional® service. Past performance of the Reference Asset is not indicative of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	43.79	35.97	41
June 30, 2008	50.42	41	44.37
September 30, 2008	56.39	39.88	42.97
December 31, 2008	42.97	29.21	35.83
March 31, 2009	39.54	32.78	38.91
June 30, 2009	46.34	38.91	45.2
September 30, 2009	48.45	43.06	44.98
December 31, 2009	46.86	40.68	46.26
March 31, 2010	49.47	35.56	41.99
June 30, 2010	43.29	32.84	32.84
September 30, 2010	45.12	31.96	45.12
December 31, 2010	49.99	43.89	49.49
March 31, 2011	59.58	49.49	54.83
June 30, 2011	58.59	52.25	56.79
September 30, 2011	59.36	46.4	48.63
December 31, 2011	57.4	47.65	54.7
March 31, 2012	68.59	54.7	68.02
June 30, 2012	68.32	53.55	55.68
September 30, 2012	65.08	53.73	62.49
December 31, 2012	64.35	57.43	62.02
March 30, 2013	67.97	62.02	66.95
June 30, 2013	67.28	59.88	61.08
September 30, 2013	70.09	59.39	67.36
December 31, 2013	74.25	65.71	74.25
March 31, 2014	79.28	71.12	78.86
June 30, 2014	81.32	77.61	79.2
September 30, 2014	81.6	72.49	74.77
December 31, 2014	78.51	69.26	74.33
March 31, 2015	74.505	62.46	69.34
June 30, 2015	71.06	62.62	62.63
September 30, 2015	65.14	52.43	53.73
December 31, 2015	60.87	46.83	49.985
March 31, 2016	53.3	42.96	51.14
June 30, 2016	55.98	50.03	53.57
September 30, 2016	68.5	51.94	68.5
December 31, 2016	70.09	64.16	65.2
March 1, 2017.*	66.88	52.66	56.36

* This document includes, for the first calendar quarter of 2017, data for the period from January 1, 2017 through March 1, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this free writing prospectus except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Coupon Observation Date and the Final Valuation Date. If a market disruption event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% and referral fees of up to 0.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 2.25% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as short-term debt instruments for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Short-Term Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether the issuer of the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the issuer of the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the Reference Asset, and consult your tax advisor regarding the possible consequences to you if the issuer of the Reference Asset is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss on the receipt of cash upon maturity or an earlier sale or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be short-term capital gain or loss. Your tax basis in a Note generally will equal your cost of the Note. If upon maturity of the Notes, you receive shares of the Reference Asset (the “Underlying Shares”) and cash in lieu of any fractional Underlying Share, you should generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional Underlying Share and the pro rata portion of your tax basis in the Notes that is allocable to such fractional Underlying Share, based on the amount of cash received and the fair market value of the Underlying Shares received. Although no assurances can be provided in this regard, you may generally expect not to recognize any gain or loss with respect to any Underlying Shares received. You should generally have a basis in the Underlying Shares equal to your tax basis in the Notes, other than any amount allocated to a fractional Underlying Share. The holding period for such Underlying Shares should start on the day after receipt. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Additionally, recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to Notes issued before January 1, 2017.

Foreign Account Tax Compliance Act. The Internal Revenue Service has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

Free Writing Prospectus

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Autocallable Contingent Income Barrier Notes Linked to the Common Stock of QUALCOMM, Inc.

March 6, 2017

FREE WRITING PROSPECTUS

General	FWP-6
Payment on the Notes	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Information Relating to the Reference Asset	FWP-13
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58